EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated August 26, 2016 on our audits related to the financial statements of Arcimoto, Inc. as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

March 30, 2017